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                                                                    EXHIBIT 99.5
                                                                    ------------

                              AMENDED AND RESTATED
                          STOCKHOLDER SUPPORT AGREEMENT
                               (VMARK Affiliates)

         AMENDED AND RESTATED STOCKHOLDER SUPPORT AGREEMENT, dated as of October 31, 1997, between the undersigned holders (collectively, the "Holders") of shares of the common stock, $.01 par value ("VMARK Common Stock"), of VMARK Software, Inc., a Delaware corporation ("VMARK"), and Unidata, Inc., a Colorado corporation ("UNIDATA").


                                    RECITALS

                  A. VMARK and UNIDATA are parties to an Agreement and Plan of Merger and Reorganization dated as of October 7, 1997 (the "Merger Agreement," capitalized terms not otherwise defined herein being used herein as therein defined), pursuant to which UNIDATA will be merged with and into VMARK (the "Merger");

                  B. Each Holder, individually or as trustee or custodian, is the owner of the number of shares of VMARK Common Stock set forth next to such Holder's name on SCHEDULE 1 to this Agreement (with respect to each Holder, the "Shares") and is an executive officer and/or director of VMARK;

                  C. Each Holder has been advised that, as of the date hereof, such Holder may be an "affiliate" of VMARK, as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 of the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Act");

                  D. VMARK, UNIDATA and the Holders wish to ensure that the Merger is accounted for as a pooling of interests and constitutes, for federal tax purposes, a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, as amended;

                  E. UNIDATA has requested the Holders to agree, and the Holders have agreed, to vote the Shares upon the terms and subject to the conditions specified herein and to agree to such other restrictions and conditions set forth herein; and

                  F. UNIDATA and the Holders hereby amend and restate in its entirety the Stockholder Support Agreement among them dated as of October 7, 1997.


                                    AGREEMENT


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         NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which is acknowledged, the parties hereto agree as follows:

         1. AGREEMENT TO VOTE SHARES. Until the consummation of the Merger or the termination of the Merger Agreement in accordance with its terms, at every meeting of the stockholders of VMARK called with respect thereto, and at every adjournment thereof, and on every action or approval by written consent of the stockholders of VMARK with respect thereto, each Holder shall vote the Shares in favor of approval of the Merger Agreement and the Merger and any matter that could reasonably be expected to facilitate the Merger and each Holder shall use his or her reasonable efforts to cause the stockholders of VMARK to approve the Merger.

         2. REPRESENTATIONS AND WARRANTIES OF HOLDER. Each Holder hereby represents and warrants to UNIDATA that:

         2.1 This Agreement has been duly executed and delivered by such Holder, and is the legal, valid and binding obligation of such Holder.

         2.2 No consent of any court, governmental authority, beneficiary, co-trustee or other person is necessary for the execution, delivery and performance of this Agreement by such Holder.

         2.3 The Shares of such Holder have been duly authorized and validly issued, and are fully paid and nonassessable. Except for pledges of the Shares on margin, the Shares are owned by such Holder free and clear of any pledge, lien, security interest, charge, claim, equity or encumbrance of any kind, other than this Agreement.

         2.4 Such Holder does not now, and will not at the time of the Merger, have any intention, directly or indirectly, to (a) sell, assign, transfer (including by merger, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or otherwise by operation of law), pledge, encumber or otherwise dispose of any of the Shares,
(b) deposit any of the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares or grant any proxy or power of attorney with respect thereto which is inconsistent with this Agreement or
(c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer (including by merger, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or otherwise by operation of law) or other disposition of the Shares.

         3. COVENANTS OF THE HOLDERS. Each Holder hereby agrees and covenants that:

         3.1 Until the consummation of the Merger or the termination of the Merger Agreement in accordance with its terms, subject to the applicable fiduciary duties of a director of VMARK, as determined by such director in good faith after consultation with and


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based upon the advice of legal counsel, he will not, and will not permit any entity under his control, to: (i) solicit proxies or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Exchange
Act) with respect to an Alternative Transaction or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement; (ii) initiate a stockholders' vote or action by written consent of VMARK's stockholders with respect to an Alternative Transaction; or (iii) become a member of a "group" (as such term is used in Section 13d of the Exchange Act) with respect to any voting securities of VMARK with respect to an Alternative Transaction.

         3.2 Any shares of VMARK Common Stock that such Holder purchases or with respect to which such Holder otherwise acquires beneficial ownership after the date of this Agreement shall be considered "Shares" and subject to each of the terms and conditions of this Agreement.

         3.3 Such Holder shall not sell, transfer or otherwise dispose of, or reduce the Holder's interest in or risk relating to, the Shares during the period commencing thirty (30) days prior to the consummation of the Merger and ending at such time as financial results covering at least thirty (30) days of the combined operations of UNIDATA and VMARK have been published (within the meaning of Accounting Series Release 130, as amended, of the SEC).

         4. ASSIGNMENT PROHIBITED. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties. This Agreement shall be binding upon and enforceable against administrators, executors, representatives, heirs, legatees, devisees, permitted successors and assigns of each Holder and any pledgee holding the Shares as collateral.

         5. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (and shall be deemed to have been duly received if so given) if personally delivered or sent by facsimile, or registered or certified mail, postage prepaid, addressed to the respective parties as follows:

         If to a Holder, to the Holder at the address appearing on the signature page beneath such Holder's name, with a copy to:

                           Richard N. Hoehn, Esq.
                           Choate, Hall & Stewart
                           Exchange Place, 53 State Street
                           Boston, MA 02109

                           If to UNIDATA:



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                           Unidata, Inc.
                           1099 18th Street
                           Suite 2500
                           Denver, CO 80202
                           Attention: Secretary and General Counsel

                           With a copy to:

                           Gary Olson, Esq.
                           Latham & Watkins
                           633 West Fifth Street
                           Suite 4000
                           Los Angeles, CA 90071-2007

or to such other address as any party may have furnished to the other parties in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

         6. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         7. INDEMNIFICATION. Each Holder shall indemnify UNIDATA against any loss, damage or expense UNIDATA may incur as a result of any breach by such Holder of the foregoing representations, warranty and agreements contained herein.

         8. AMENDMENT; ENTIRE AGREEMENT. This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties hereto. This Agreement is the entire agreement among the parties and supersedes any prior agreements with respect to the subject matter hereof.

         9. GOVERNING LAW/CONSENT TO JURISDICTION. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. Each Holder hereby irrevocable submits to the jurisdiction of any Delaware state or federal court sitting in the City of Wilmington, Delaware, in any action or proceeding arising out of or related to this Agreement, and hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such state or federal court. Each Holder hereby irrevocably consents to the service of process which may be served in any such action or proceeding by certified mail, return receipt requested, by delivering a copy of such process


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to such Holder at his or her address specified on the signature page hereof or by any other method permitted by law.

         10. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.





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                     [SIGNATURE PAGE TO AMENDED AND RESTATED
                STOCKHOLDER SUPPORT AGREEMENT - VMARK AFFILIATES]

         IN WITNESS WHEREOF, this Agreement has been executed by each of the parties hereto individually, by its duly authorized officer or in its capacity as a duly authorized trustee or custodian, all as of the date first above written.

                                        UNIDATA, INC.


                                        By: /s/ David W. Brunel
                                            ------------------------------------
                                            Title: President

THE HOLDERS

/s/ Peter Gyenes                        /s/ Peter L. Fiore
----------------------------------      ----------------------------------------
Peter Gyenes                            Peter L. Fiore


/s/ James Foy                           /s/ Charles F. Kane
----------------------------------      ----------------------------------------
James Foy                               Charles F. Kane


/s/ Cornelius McMullan                  /s/ Jason E. Silvia
----------------------------------      ----------------------------------------
Cornelius McMullan                      Jason E. Silvia


/s/ James K. Walsh                      /s/ Robert M. Morrill
----------------------------------      ----------------------------------------
James K. Walsh                          Robert M. Morrill


/s/ Robert G. Claussen                  /s/ James M. Dow
----------------------------------      ----------------------------------------
Robert G. Claussen                      James M. Dow


/s/ Alphonse M. Lucchese                /s/ Randolph S. Naylor
----------------------------------      ----------------------------------------
Alphonse M. Lucchese                    Randolph S. Naylor


/s/ Benjamin F. Robelen
----------------------------------
Benjamin F. Robelen




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                                   SCHEDULE 1

HOLDER                                         NUMBER OF SHARES
------                                         ----------------

Peter Gyenes                                          3,823

James Foy                                            10,984

Cornelius McMullan                                        0

James Walsh                                          58,116

Robert G. Claussen                                  104,926

Alphonse Lucchese                                         0

Benjamin F. Robelen                                  54,991

Peter Fiore                                             646

Charles Kane                                          2,357

Jason Silvia                                              0

Robert M. Morrill                                   195,176

James Dow                                            19,500

Randolph S. Naylor                                   56,200




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